EXHIBIT 99.1

HERCULES ANNOUNCES VOTING RESULTS

Wilmington, Delaware, August 14, 2003 . . . Hercules Incorporated (NYSE: HPC) today announced that the independent inspectors of election have certified the results of the voting at the Company's Annual Meeting of Shareholders held on July 25, 2003. As previously announced, Patrick Duff, Thomas P. Gerrity, and John K. Wulff were elected, and Joe B. Wyatt was reelected, to the Hercules Board of Directors.

At the Annual Meeting, the shareholders also:

  ratified the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2003;
  approved the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors;
  approved a shareholder proposal recommending redemption of the rights issued pursuant to the Company's Rights Agreement; and
  approved a shareholder proposal recommending amendment of the Company's Restated Certificate of Incorporation to provide for the right of shareholders to take action by written consent and to call special meetings.

Dr. William Joyce, Chairman and CEO, commented "The Board of Directors will review the voting results on both shareholder proposals at its regularly scheduled meeting later this month. The Board has the power to eliminate the Rights Agreement without further shareholder action, and it has already said that it would take action to do so if the shareholders voted in favor of the shareholder proposal. I expect, therefore, that action will be taken at the meeting to provide for the elimination of the Rights Agreement in the near future."

Dr. Joyce continued, "As explained in our 2003 Proxy Statement, the shareholder proposal to provide for shareholders to act by written consent and to call special meetings cannot be implemented without an amendment to the Company's Restated Certificate of Incorporation, which cannot be done by the Board of Directors but would have to be submitted to a shareholder vote at a future meeting and be approved by 80% of the shares entitled to vote. Since shareholders have shown an interest in the ability to call special meetings and act by written consent, I am confident the Board will give very serious consideration to these topics at its next meeting."

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.
Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491